EXHIBIT 4(b)

Form of Contract Endorsement

MERGER ENDORSEMENT

This endorsement is to be attached to and form a part of your  Union Central Life Insurance Company policy.

Effective July 1, 2014, The Union Central Life Insurance Company has merged with and into Ameritas Life Insurance Corp. As a result, Ameritas Life Insurance Corp. has assumed all obligations and liabilities under your  policy.

Your policy is hereby amended by changing all references of “The Union Central Life Insurance Company” to “Ameritas Life Insurance Corp.”

In all other respects, the terms, conditions, and provisions of the policy to which this endorsement is to be attached shall remain in full force and effect.

Premium payments, notices, claims or other actions should be mailed to our  Client Service Office at P.O. Box 81889, Lincoln, NE 68501. If you  have any questions, please contact your  representative, or our  Client Service Office at 800-745-1112.

The effective date of this endorsement is July 1, 2014.

AMERITAS LIFE INSURANCE CORP.

5900 O Street

Lincoln, NE 68510

Secretary	President